UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2020

ENGlobal Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-14217	88-0322261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

654 N. Sam Houston Parkway E., Suite 400, Houston, Texas	77060-5914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 281-878-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ENG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On May 21, 2020 (the “Closing Date”), ENGlobal Corporation, a Nevada corporation (the “Company”), ENGlobal U.S., Inc., a Texas corporation (“ENGlobal US”), ENGlobal Government Services, Inc., a Texas corporation (“ENGlobal Government” and, together with the Company and ENGlobal US, the “Borrowers”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Pacific Western Bank dba Pacific Western Business Finance, a California state-chartered bank (the “Lender”), pursuant to which the Lender agreed to extend credit to the Borrowers in the form of revolving loans (each a “Loan” and collectively, the “Loans”) in the aggregate amount of up to $6.0 million (the “Maximum Credit Limit”).

Set forth below are certain of the material terms of the Loan Agreement:

Credit Limit:  Lender will not be obligated to make any Loan if doing so would, after giving effect thereto, cause the outstanding amount of all indebtedness under the Loan Agreement to exceed the credit limit.  The credit limit is an amount equal to the lesser of (a) the Maximum Credit Limit and (b) the sum of (i) 85% of the Borrowers’ Eligible Accounts (as defined in the Loan Agreement), plus (ii) the lesser of (A) 75% of the Borrowers’ Eligible Unbilled Accounts (as defined in the Loan Agreement), or (B) $3,000,000 plus (iii) the lesser of (A) 20% of Borrowers’ Eligible Fixed Price Accounts, or (B) $250,000.

Interest:  Any Loans will bear interest at a rate per annum equal to the Prime rate (defined as the rate announced as the “prime rate” or “bank prime rate” in the Western Edition of the Wall Street Journal) plus 2.0%; provided that interest will not be less than $7,500 per month.

Collateral: Lender receives a first priority lien on all assets of the Borrowers, including: accounts receivable, inventory, equipment, deposit accounts, general intangibles and investment property.

Maturity: The maturity date is May 20, 2023 and shall be automatically extended for additional periods of one-year each, if written notice of termination is not given by one party to the other at least thirty days prior to the maturity date.

Loan Fee: The Borrowers will pay to Lender a loan fee of 1.00% of the Maximum Credit Limit at the time of funding and annually thereafter on the anniversary date of the initial funding.

Termination Fee: In the event the Borrowers terminate the Loan Agreement prior to the maturity date, the Borrowers will pay to Lender a termination fee of (i) 2.00% of the Maximum Credit Limit, if the termination occurs on or prior to the first anniversary of the Closing Date, (ii) 1.00% of the Maximum Credit Limit, if the termination occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date and (iii) 0.05% of the Maximum Credit Limit, if the termination occurs after the second anniversary of the Closing Date.

Covenants: The Loan Agreement requires the Borrowers to comply with certain customary affirmative covenants, and negative covenants that, among other things, restrict, subject to certain exceptions, the ability of the Borrowers to engage in mergers, acquisitions or other transactions outside of the ordinary course of business, make loans or investments, incur indebtedness, pay dividends or repurchase stock, or engage in affiliate transactions. The Loan Agreement does not require the Borrowers to comply with any financial covenants.

The foregoing description of the Loan Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description
Exhibit 10.1
Loan and Security Agreement dated as of May 18, 2020, by and among ENGlobal Corporation, ENGlobal U.S., Inc., ENGlobal Government Services, Inc., and Pacific Western Bank, a California bank, as lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENGlobal Corporation
(Registrant)

May 26, 2020	/s/ MARK A. HESS
(Date)	Mark A. Hess, Chief Financial Officer, Treasurer and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1
Loan and Security Agreement dated as of May 18, 2020, by and among ENGlobal Corporation, ENGlobal U.S., Inc., ENGlobal Government Services, Inc., and Pacific Western Bank, a California bank, as lender.

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